Exhibit 99.1
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                             Media Contact:         Kelley J. Gipson
                                                    Executive Vice President
                                                    Director of Marketing and
                                                    Corporate Communications
                                                    (973) 422-3235

                             Investor Contact:      Valerie L. Gerard
                                                    Executive Vice President
                                                    Investor Relations
                                                    (973) 422-3284

                CIT QUANTIFIES EXPOSURE TO INDEPENDENCE AIR, INC.

New York, NY - November 7, 2005 - CIT Group, Inc. (NYSE:CIT), a leading provider of commercial and consumer finance solutions, disclosed its current financing relationship with Independence Air, Inc. Today, Independence Air, with its corporate parent, Flyi, Inc., announced that the airline, Flyi and certain of their respective affiliates had filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code.

Under existing lease agreements, Independence Air has operating leases on four recent vintage, CIT-owned aircraft.

CIT's total exposure is approximately $135 million. Management believes, based on its current assessment of lease equipment carrying values and Independence Air's credit exposure that the Independence Air filing will not have a material adverse impact on our financial results.


About CIT:
CIT Group Inc. (NYSE: CIT), a leading commercial and consumer finance company, provides clients with financing and leasing products and advisory services. Founded in 1908, CIT has nearly $60 billion in assets under management and possesses the financial resources, industry expertise and product knowledge to serve the needs of clients across approximately 30 industries. CIT, a Fortune 500 company and a component of the S&P 500 Index, holds leading positions in vendor financing, factoring, equipment and transportation financing, Small Business Administration loans, and asset-based lending. With its Global Headquarters in New York City and Corporate Offices in Livingston, New Jersey, CIT has approximately 6,000 employees in locations throughout North America, Europe, Latin and South America, and the Pacific Rim. For more information, visit www.cit.com.